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                                                                    Exhibit 99.1

[FRIEDMAN'S LETTERHEAD]

For Immediate Release

Contact:  Jeremy Jacobs / Sharon Goldstein
          Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

                    Friedman's Receives Wells Notice From the
                     U.S. Securities and Exchange Commission

SAVANNAH, Georgia (March 24, 2004) - Friedman's Inc. (NYSE: FRM) today announced that, as it expected, it has received a "Wells Notice" from the staff of the Division of Enforcement of the Securities and Exchange Commission.

The Wells Notice from the Division of Enforcement indicates that the Division is considering recommending that the SEC authorize a civil enforcement action in federal court against Friedman's, alleging that Friedman's violated certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. In connection with the contemplated civil action, the Wells Notice states that the staff may seek a permanent injunction, disgorgement with prejudgment interest, civil money penalties, and additional equitable relief.

A Wells Notice from the SEC affords recipients an opportunity to present information and defenses in response to the Division of Enforcement prior to the staff making its formal recommendation to the Commission on whether any disciplinary action should be authorized.

The Company believes that this action by the SEC is an important next step toward resolving the outstanding regulatory investigations and plans to continue to cooperate with the staff to try to settle these issues.

As previously disclosed, Friedman's has been the subject of a formal order of private investigation by the SEC relating to (1) the allegations contained in a lawsuit filed against Cosmopolitan Gem Corporation (a former vendor of Friedman's) and a number of other defendants, including Friedman's, Crescent Jewelers and Whitehall Jewelers by Capital Factors, Inc., a former factor of Cosmopolitan, (2) the Company's allowance for doubtful accounts and other financial matters, (3) whether Friedman's issued materially false or misleading disclosures under the Securities Act of 1933 and Securities Exchange Act of 1934, and (4) whether there were possible violations of the internal controls and books and records provisions under the Exchange Act, for the period
January 1, 2000 through the present.

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                                                                    Exhibit 99.1

Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At February 26, 2004, Friedman's Inc. operated a total of 714 stores in 20 states, of which 488 were located in power strip centers and 226 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM).

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